SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(AMENDMENT NO.___)

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Alliance Fiber Optic Products, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[LOGO]

ALLIANCE FIBER OPTIC PRODUCTS, INC.
275 GIBRALTAR DRIVE
SUNNYVALE, CALIFORNIA 94089
(408) 736-6900

April 20, 2007

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Alliance Fiber Optic Products, Inc. that will be held on Friday, May 18, 2007, at 2:00 p.m., Pacific Daylight Time, at the Company’s principal executive offices, 275 Gibraltar Drive, Sunnyvale, California 94089.

        The formal notice of the Annual Meeting and the Proxy Statement has been made a part of this invitation.

        After reading the Proxy Statement, please mark, date, sign and return, at your earliest convenience, the enclosed proxy in the enclosed prepaid envelope, to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON. Your vote is important, so please return your proxy promptly.

        A copy of our 2006 Annual Report to Stockholders is also enclosed.

        We look forward to seeing you at the meeting.

Sincerely yours, /s/Peter C. Chang Peter C. Chang Chairman, President and Chief Executive Officer

ALLIANCE FIBER OPTIC PRODUCTS, INC.

_________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 18, 2007
_________________

To the Stockholders of Alliance Fiber Optic Products, Inc.:

        The Annual Meeting of Stockholders of Alliance Fiber Optic Products, Inc., a Delaware corporation (the “Company”), will be held at the Company’s principal executive offices, 275 Gibraltar Drive, Sunnyvale, California 94089, on Friday, May 18, 2007, at 2:00 p.m., Pacific Daylight Time, for the following purposes:

        1.     To elect two Class I directors to serve until the 2010 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

        2.     To ratify the appointment of Stonefield Josephson, Inc. as the Company’s independent registered public accountants;

        3.     To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

        Stockholders of record as of the close of business on March 23, 2007 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the Secretary’s office, 275 Gibraltar Drive, Sunnyvale, California 94089, for ten days before the meeting.

        It is important that your shares are represented at the meeting. Even if you plan to attend the meeting, we hope that you will promptly mark, sign, date and return the enclosed proxy. This will not limit your right to attend or vote at the meeting.

By Order of the Board of Directors /s/Peter C. Chang Peter C. Chang Secretary

April 20, 2007

ALLIANCE FIBER OPTIC PRODUCTS, INC.
275 Gibraltar Drive
Sunnyvale, California 94089
(408) 736-6900
 _________________

PROXY STATEMENT
_________________

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Alliance Fiber Optic Products, Inc., a Delaware corporation (the “Company”), of proxies in the accompanying form to be used at the Annual Meeting of Stockholders of the Company to be held at the Company’s principal executive offices, 275 Gibraltar Drive, Sunnyvale, California, 94089, on Friday, May 18, 2007, at 2:00 p.m., Pacific Daylight Time, and any postponement or adjournment thereof (the “Annual Meeting”).

Revocation of Proxies

        The shares represented by the proxies received in response to this solicitation and not properly revoked will be voted at the Annual Meeting in accordance with the instructions therein. A stockholder who has given a proxy may revoke it at any time before it is exercised by filing with the Secretary of the Company a written revocation, by submitting a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. On the matters coming before the Annual Meeting for which a choice has been specified by a stockholder on the proxy card, the shares will be voted accordingly. If no choice is specified, the shares will be voted “FOR” the election of the nominees for director listed in this Proxy Statement, and “FOR” the ratification of the Company’s independent registered public accountants.

Who Can Vote

        Stockholders of record at the close of business on March 23, 2007 (the “Record Date”), are entitled to vote at the Annual Meeting. As of the Record Date, there were 40,609,103 shares of common stock, $0.001 par value (the “Common Stock”), outstanding. The presence in person or by proxy of the holders of a majority of the outstanding Common Stock constitutes a quorum for the transaction of business at the Annual Meeting. Each holder of Common Stock is entitled to one vote for each share held as of the Record Date.

Required Vote

        Directors are elected by a plurality vote. The nominees for director who receive the most votes cast in their favor will be elected to serve as director. The other proposal submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions with respect to any proposal are treated as shares present or represented and entitled to vote on that proposal and thus have the same effect as negative votes. If a broker which is the record holder of shares indicates on a proxy that it does not have discretionary authority to vote on a particular proposal as to such shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to a particular proposal, these non-voted shares will be counted for quorum purposes, but are not deemed to be present or represented for purposes of determining whether stockholder approval of that proposal has been obtained.

        This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about April 20, 2007.

IMPORTANT

Please mark, sign and date the enclosed proxy and return it at your earliest convenience in the enclosed postage-prepaid return envelope so that, whether you intend to be present at the Annual Meeting or not, your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Nominees

        Pursuant to Article VI of the Company’s Amended and Restated Certificate of Incorporation, the Board of Directors is divided into three classes. The number of directors is currently set at five. Class I and Class III consist of two directors each, and Class II consists of one director. Two Class I directors will be elected at the Annual Meeting and will serve until the 2010 Annual Meeting. The Class II director will continue to serve until the 2008 Annual Meeting. Two Class III directors will continue to serve until the 2009 Annual Meeting.

        The Nominating and Corporate Governance Committee of the Board of Directors has recommended, and the Board of Directors has designated, Mr. Peter C. Chang and Mr. Richard Black as the nominees to fill the Class I director seats to serve until the 2010 Annual Meeting. If either nominee is unable or declines to serve as director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by the Board of Directors, taking into account any recommendations of the Nominating and Corporate Governance Committee, to fill the vacancies.

        Biographical information concerning the nominees is set forth below.

CLASS I

        Peter C. Chang, 49, has served as our Chairman of the Board, Chief Executive Officer and President since our formation in December 1995. From 1990 to 1995, Mr. Chang was Division Manager at Hon Hai Holding, a fiber optics company and from 1988 to 1990 was a member of the technology staff at Lucent Bell Labs. Mr. Chang received a B.S. in Mechanical Engineering from National Taiwan University and an M.S. in Mechanical Engineering from Notre Dame University.

        Richard Black, 73, has served as a director since April 2003. Since March 2002, Mr. Black has served as the President, Chief Executive Officer, director and a co-owner of ECRM, Inc., a worldwide supplier of electronic imaging devices for the publishing and graphic arts industries. From August 1983 to March 2002, Mr. Black served as the Chairman and director of ECRM, Inc. He served as President of Oak Technology Inc., a semiconductor company, from January 1998 to March 1999, as Vice Chairman from March 1999 to August 2003 and as a director from 1988 to 2003. Mr. Black also sits on the boards of directors of Altigen Communications, Inc., GSI Group Inc., and several private companies. Mr. Black holds a B.S. in Engineering from Texas A&M University and an M.B.A. from Harvard University.

        Biographical information concerning the remaining members of the Board of Directors is set forth below.

CLASS II

        Ray Sun, 55, has served as a director since November 2003. Since November 2001, Mr. Sun has served as Managing Director and Account General Manager of Applied Materials China, a semiconductor equipment company. Mr. Sun served as a representative of the Silicon Valley Office for a Taiwanese venture firm, Global Investment Management Co. LTD. from October 1999 to November 2001. Mr. Sun has 20 years of executive management experience in the software, hardware and telecommunications industries. Mr. Sun received a B.S. in Industrial Engineering from Chung Yuan Christian University in Taiwan, and an M.S. in Industrial Engineering from Kansas State University.

CLASS III

        Gwong-Yih Lee, 52, has served as a director since August 2000. Since August 2006, Mr. Lee has served as Chairman/CEO of CyberTAN Technology, Inc., a networking company. Since September 2005, Mr. Lee has served as the Founder and President/CEO of ApaceWave Technologies, Inc., a broadband wireless company. From September 1999 to January 2004, Mr. Lee served as Senior Director and General Manager at Cisco Systems, Inc. In March 1998, Mr. Lee established TransMedia Communications, a communication equipment company, and served as its President and Chief Executive Officer until September 1999. Mr. Lee received a B.S. in Control Engineering from National Chiao-Tung University in Taiwan and an M.S. in Electrical Engineering from New York University.

    James C. Yeh, 49, has served as a director since our formation in December 1995. Since April 2005, Mr. Yeh has served as Managing Director of Blazee International, an imaging processing applications company. Since April 2002, Mr. Yeh has served as the Chief Executive Officer of Onkey Technologies, Inc., a digital video recorder (DVR) company. Since January 1991, Mr. Yeh has served as President of Matics Computer Systems, Inc., a personal computer systems and peripherals company. From January 1996 to January 2002, Mr. Yeh served as Chairman of the Board of Advis, Inc., a video communication and information appliance technologies development company. Mr. Yeh holds a B.S. in Mathematics from Tamkang University and an M.S. in Systems Science and Mathematics from Washington University in Saint Louis, Missouri.

The Board of Directors recommends a vote “FOR” the election of Mr. Peter C. Chang and Mr. Richard Black as the Class I Directors of the Company.

Board Meetings and Committees

        The Board of Directors held three meetings during 2006. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which such directors serve. The independent directors meet in regularly scheduled executive sessions at in-person meetings of the Board without the participation of the Chief Executive Officer or the other members of management. In 2006, one of the five directors then serving on the Board attended the annual meeting. We do not have a policy requiring directors to attend our annual meetings.

        The Board of Directors has appointed an Executive Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee. The Board has approved a charter for each of these committees. The Executive Compensation Committee had been operating with two members until November 2006. Copies of the charters of the Audit Committee, Nominating and Corporate Governance Committee and Executive Compensation Committee are available through our website at www.afop.com. The Board has also appointed a Non-Executive Compensation Committee.

Executive Compensation Committee

Number of Members:	Three

Members:	Mr. Sun (Chairman) Mr. Black Mr. Lee

Number of Meetings:	One

Functions:	The Executive Compensation Committee’s primary functions are to assist the Board in meeting its responsibilities with regard to oversight and determination of executive compensation and to review and make recommendations to the Board with respect to major compensation plans, policies and programs of the Company. Other specific duties and responsibilities of the Executive Compensation Committee are to review, and make recommendations for approval by the independent members of the Board regarding, the compensation for the Chief Executive Officer and other executive officers of the Company, establish and modify the terms and conditions of employment of the Chief Executive Officer and other executive officers of the Company and administer the Company’s stock plans and other compensation plans.

Audit Committee

Number of Members:	Three

Members:	Mr. Black (Chairman) Mr. Sun Mr. Yeh

Number of Meetings:	Four

Functions:	The Audit Committee's primary functions are to assist the Board of Directors in fulfilling its oversight responsibilities relating to the Company's financial statements, system of internal controls, and auditing, accounting and financial reporting processes. Other specific duties and responsibilities of the Audit Committee are to appoint, compensate, evaluate and, when appropriate, replace the Company's independent auditors; review and pre-approve audit and permissible non-audit services; review the scope of the annual audit; monitor the independent auditors' relationship with the Company; and meet with the independent auditors and management to discuss and review the Company's financial statements, internal controls, and auditing, accounting and financial reporting processes. Mr. Black is the Audit Committee Financial Expert.

Nominating and Corporate Governance Committee

Number of Members:	Three

Members:	Mr. Black (Chairman) Mr. Sun Mr. Yeh

Number of Meetings:	One

Functions:	The Nominating and Corporate Governance Committee's primary functions are to identify qualified individuals to become members of the Board of Directors and determine the composition of the Board and its committees. Other specific duties and responsibilities are to recommend nominees to fill vacancies on the Board, investigate suggestions for candidates for membership on the Board, and monitor compliance with Board and Board committee membership criteria.

Non-Executive Compensation Committee

        Mr. Chang currently serves as the Non-Executive Compensation Committee. The Non-Executive Compensation Committee is a secondary committee responsible for granting and issuing awards of options and shares under the 2000 Stock Incentive Plan to eligible employees, other than to members of the Board of Directors, to individuals designated by the Board of Directors as “Section 16 officers,” and to employees who hold the title of Vice President or above.

Director Independence

        The Board of Directors has determined that, except for Mr. Chang, all of the members of the Board are “independent directors” within the meaning of Rule 4200 of The NASDAQ Stock Market. Mr. Chang is not considered independent because he is employed by the Company as its President and Chief Executive Officer. All of the nominees are members of the Board standing for reelection. For all of the non-employee directors, the Board considered their relationship and transactions with the Company as directors and as securityholders of the Company.

Director Nominations

        The Board of Directors nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board of Directors for nomination or election.

        The Board of Directors has an objective that its membership is composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. The Nominating and Corporate Governance Committee will select candidates for director based on their character, judgment, and diversity of experience, business acumen, and ability to act on behalf of all stockholders. The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to the Company and the Board, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Nominating and Corporate Governance Committee believes it is appropriate for at least one, and, preferably, multiple, members of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of “independent director” under the rules of The NASDAQ Stock Market. The Nominating and Corporate Governance Committee also believes it is appropriate for certain key members of the Company’s management to participate as members of the Board.

        Prior to each annual meeting of stockholders, the Nominating and Corporate Governance Committee identifies nominees first by evaluating the current directors whose term will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to re-nominate the director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the board or other event, the Committee will consider various candidates for Board membership, including those suggested by the Committee members, by other Board members, by any executive search firm engaged by the Committee and by stockholders. A stockholder who wishes to suggest a prospective nominee for the Board should notify the Secretary of the Company or any member of the Committee in writing with any supporting material the stockholder considers appropriate.

        In addition, the Company’s Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at the Company’s Annual Meeting of Stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to the Secretary of the Company and otherwise comply with the provisions of the Company’s Bylaws. To be timely, the Company’s Bylaws provide that the Company must have received the stockholder’s notice, no less than 60 days nor more than 90 days prior to the scheduled date of the meeting. However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 75 days prior to the meeting date, the Company must receive the stockholder’s notice by the earlier of (i) the close of business on the 15th day after the earlier of the day the Company mailed notice of the annual meeting date or provided public disclosure of the meeting date and (ii) two days prior to the scheduled date of the annual meeting. Information required by the Bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section.

        Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, the Company’s Bylaws and must be addressed to: Secretary, Alliance Fiber Optic Products, Inc., 275 Gibraltar Drive, Sunnyvale, California 94089. You can obtain a copy of the Company’s Bylaws by writing to the Secretary at this address.

Stockholder Communications with the Board of Directors

        If you wish to communicate with the Board of Directors, you may send your communication in writing to: Secretary, Alliance Fiber Optic Products, Inc., 275 Gibraltar Drive, Sunnyvale, California 94089. You must include your name and address in the written communication and indicate whether you are a stockholder of the Company. The Secretary will review any communication received from a stockholder, and all material communications from stockholders will be forwarded to the appropriate director or directors or committee of the Board based on the subject matter.

2006 Director Compensation

        The following table set forth cash amounts and the value of other compensation for the Company’s non-employee directors during 2006:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)

Richard Black	6,250	4,260	10,510
Gwong-Yih Lee	4,000	--	4,000
Ray Sun	4,000	--	4,000
James Yeh	6,250	--	6,250

      (1) Represents the compensation expense related to outstanding options recognized by the us for the year ended December 31, 2006 under Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS 123R”) rather than amounts paid to or realized by the named individual and includes expenses recognized by us in 2006 for option grants in prior periods. Compensation expense is determined by computing the fair value of each option on the grant date in accordance with SFAS 123R and recognizing that amount as expense ratably over the option vesting term.  See Note 2 of Notes to our Consolidated Financial Statements set forth in our Annual Report on Form 10-K for the year ended December 31, 2006 for the assumptions made in determining SFAS 123R values.  The SFAS 123R value of an option as of the grant date is spread over the number of months in which the option is subject to vesting and includes ratable amounts expensed for option grants in prior years.  There can be no assurance that options will be exercised (in which case no value will be realized by the individual) or that the value on exercise will approximate the compensation expense recognized by us. In May 2006, Mr. Black received his anniversary grant of an option to purchase 30,000 shares of our Common Stock with a grant date fair value of $49,500.

      (2) The following table set forth the aggregate number of shares of common stock underlying option awards outstanding at December 31, 2006:

Name	Number of Shares

Richard Black (1)	60,000
Gwong-Yih Lee (2)	90,000
Ray Sun (2)	30,000
James Yeh (2)	70,000

(1)     Represents options to purchase 40,000 shares which are exercisable within 60 days of March 23, 2007.

(2)     All options are fully vested.

        The Company’s non-employee directors receive $2,000 cash compensation for each Board meeting attended (or $500 cash compensation for attending telephonically), $1,000 cash compensation for each Audit Committee meeting attended (or $250 cash compensation for attending telephonically) and are reimbursed for reasonable expenses in connection with attendance at meetings of the Board of Directors and committee meetings.

        Directors who are not employees receive an initial grant of an option to purchase 30,000 shares of Common Stock at the fair market value of the Common Stock on the date of grant, which vests ratably over 36 months. On the first business day following the third anniversary of the date of grant of the initial option, each non-employee director is entitled to receive an option to purchase 30,000 shares of Common Stock at the fair market value of the Common Stock on the date of grant, which option vests ratably over 36 months. The options granted to our outside directors have a per share exercise price equal to 100% of the fair market value of the underlying shares on the date of grant, have a term of 10 years and automatically become fully vested in the event of a change in control.

Certain Relationships and Related Transactions

        It is our policy that all employees, officers and directors must avoid any activity that is or has the appearance of conflicting with the interests of the Company. This policy is included in our Code of Business Ethics. We conduct a review of all related party transactions for potential conflict of interest situations on an ongoing basis and all such transactions relating to executive officers must be approved by the Audit Committee or another independent body of the Board of Directors.

        As of March 23, 2007, Foxconn Holding Limited was a holder of 19.7% of our Common Stock. In the normal course of business, we sell products to and purchase raw materials from Hon Hai Precision Company Limited, who is the parent company of Foxconn Holding Limited. These transactions were made at prices and terms consistent with those of unrelated third parties. For fiscal 2006, sales of products to Hon Hai Precision Industry Company Limited were $0.5 million, purchases of raw materials from Hon Hai Precision Company Limited were $2.5 million and amounts due from Hon Hai Precision Company Limited were $0.1 million. As of December 31, 2006, amounts due to Hon Hai Precision Company Limited were $0.6 million.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information as of March 23, 2007 as to shares of the Common Stock beneficially owned by: (1) each person who is known by the Company to own beneficially more than 5% of its Common Stock, (2) each of our directors, (3) each of our executive officers named in the Summary Compensation Table, and (4) all of our directors and executive officers as a group. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be. Unless otherwise noted below, the address of each beneficial owner is c/o Alliance Fiber Optic Products, Inc., 275 Gibraltar Drive, Sunnyvale, California 94089. The percentage of common stock beneficially owned is based on 40,609,103 shares outstanding and stock options granted to directors and executive officers as of March 23, 2007. In addition, shares issuable pursuant to options, which may be exercised within 60 days of March 23, 2007, are deemed to be issued and outstanding and have been treated as outstanding in calculating the percentage ownership of those individuals possessing such interest, but not for any other individuals. Thus, the number of shares considered to be outstanding for the purposes of this table may vary depending on the individual’s particular circumstances.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)	Percentage of Common Stock Beneficially Owned
Directors and Named Executive Officers:
Peter C. Chang (2)	6,560,00	15.6%
Richard Black (3)	40,000	*
Gwong-Yih Lee (4)	110,000	*
Ray Sun (5)	30,000	*
James C. Yeh (6)	870,000	2.1%
David A. Hubbard (7)	821,163	2.0%
Wei-shin Tsay (8)	848,911	2.1%
Anita K. Ho (9)	314,082	*
5% Stockholders:
Foxconn Holding Limited (10)	8,000,000	19.7%
Lloyd I. Miller, III (11)	2,111,252	5.2%
All Directors and Executive Officers as a group (8 persons) (12)	9,594,156	21.8%

* Represents less than 1%.

(1)

To the Company’s knowledge, except as otherwise disclosed, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the notes to this table.

(2)

Includes 40,000 shares held in the name of Mr. Chang’s minor children and 2,000,000 shares held in the name of the Chang Family LLC, of which Mr. Chang and his wife, Mary C. Chen, are the Managing Members. Also includes options to purchase 1,500,000 shares exercisable within 60 days of March 23, 2007.

(3)	Represents options to purchase 40,000 shares exercisable within 60 days of March 23, 2007.

(4)

Includes 20,000 shares held in the name of the Lee Trust. Mr. Lee and his wife, Angela Lee, as trustees, have dispositive and voting power for the shares held by the Lee Trust. Also includes options to purchase 90,000 shares exercisable within 60 days of March 23, 2007.

(5)	Represents options to purchase 30,000 shares exercisable within 60 days of March 23, 2007.

(6)

Includes 800,000 shares held in the name of Matics Computer Systems, Inc., over which Mr. Yeh has sole voting and dispositive power. Also includes options to purchase 70,000 shares exercisable within 60 days of March 23, 2007.

(7)	Includes options to purchase 590,000 shares exercisable within 60 days of March 23, 2007.

(8)	Includes options to purchase 780,000 shares exercisable within 60 days of March 23, 2007.

(9)	Includes options to purchase 275,750 shares exercisable within 60 days of March 23, 2007.

(10)

According to a Schedule 13G filed jointly on January 4, 2002 for the year ended December 31, 2000 by Hon Hai Precision Industry Co., Ltd. (“Hon Hai”) and Foxconn Holding Limited, each entity has shared voting and dispositive power over the 8,000,000 shares. As of the Record Date, no amendment to the Schedule 13G has been filed, and the information concerning the number of shares held is as disclosed in the Schedule 13G. Foxconn Holding Limited is a subsidiary of Hon Hai. Hon Hai disclaims beneficial ownership of these shares. The principal business address for Hon Hai Precision Industry Co. and Foxconn Holding Limited is 2 Tsu Yu Street, Tu Cheng City, Taipei Hsien, Taiwan, R.O.C. The board of directors of Foxconn Holding Limited has dispositive power for the shares and has delegated voting power to Ms. Chiu-Lian Huang.

(11)

According to an amended Schedule 13G filed on February 13, 2007, Lloyd I. Miller III has sole voting and dispositive power over 1,178,341 shares of our Common Stock by virtue of his position as the manager of a limited liability company that is the general partner of a limited partnership, the trustee to a grantor retained annuity trust and as an individual. Mr. Miller has shared voting and dispositive power over 932,911 shares of our Common Stock by virtue of his position as an investment advisor to the trustee of a family trust and as an authorized person with respect to a custody account. The principal address for Lloyd I. Miller, III is 4550 Gordon Drive, Naples, Florida 34102.

(12)	Includes 3,375,750 shares subject to options exercisable within 60 days of March 23, 2007.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

        It is the Executive Compensation Committee’s philosophy to link executive compensation to the interests of our stockholders and therefore to financial objectives that the Executive Compensation Committee believes are primary determinants of long-term stockholder value. To conserve cash and encourage growth, our executive compensation in previous years has been based on the “start-up” model, with a relatively low percentage of compensation comprised of base salary and a higher percentage of stock options. As we continue to focus on profitability and cost control, we have attempted to keep our compensation levels in line with compensation in prior years. The Executive Compensation Committee’s philosophy is that a certain portion of executive officer compensation should be contingent upon the Company’s performance and an individual’s contribution to the Company’s success in meeting critical objectives. The components of executive officer compensation, base salary, bonus and stock options, are discussed below.

        In setting the level of cash and equity compensation for our executive officers, the Executive Compensation Committee of our Board of Directors considers various factors, including the performance of the Company and the individual executive during the year, the uniqueness and relative importance of the executive’s skill set to the Company, the executive’s expected future contributions to the Company, the percentage of vested versus unvested options held by the executive, the level of the executive’s stock ownership and the Company’s compensation philosophy for all employees.  The Executive Compensation Committee did not use market benchmarks to determine executive compensation for 2006, but did look generally at competitive companies in the fiber optic component industry.   When establishing each element of an executive officer’s compensation, the Executive Compensation Committee also take into consideration the executive’s historical cash and equity compensation, level of equity ownership, and total current and potential compensation.

        We do not enter into employment or severance contracts with our executive officers as we do not believe these types of arrangements facilitate our compensation goals and objectives.  We do not have a stock ownership or stock retention policy that requires executive officers to own stock in Alliance Fiber Optic Products.  All options granted to executive officers in 2006 and all previously unvested option whose vesting was accelerated in 2005 are subject to restrictions on transfer that lapse over time. Executive officers may participate in our employee stock purchase plan and purchase shares of our common stock at a discount to market prices.  In addition, we match 50% of the first $2,000 of an employee’s contribution to our 401(k) plan.  Company contributions vest 25% per year from the date of employment.

        It is our policy generally to qualify executive compensation for deductibility under section 162(m) of the Internal Revenue Code, which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation is limited to no more than $1 million per year. None of the non-exempt compensation we paid to any of our executive officers for fiscal 2006 exceeded the $1 million limit.

Compensation Components

        Executive compensation consists of the following:

Base Salary

        The Executive Compensation Committee reviews the base salaries of the executive officers on an annual basis considers salary recommendations by the Chief Executive Officer for executive officers other than the Chief Executive Officer. The Executive Compensation Committee sets the salary of each executive officer on a case-by-case basis. The Executive Compensation Committee, together with the Chief Executive Officer, considers market information and the base salaries and other incentives paid to executive officers of other companies in the fiber optic component industry. Final decisions on base salary adjustments for executives other than the Chief Executive Officer are made with the Chief Executive Officer’s involvement. For fiscal 2006, the Executive Compensation Committee determined that base salaries would remain at 2005 levels as we continue to focus on growth of the business.

        The base salary of the Chief Executive Officer is determined using the same criteria as for the other executive officers. Mr. Chang has served as our Chief Executive Officer since our inception in 1995. For fiscal 2006, the Executive Compensation Committee determined that Mr. Chang’s base salary would remain at the 2005 level of $200,000.

Bonus

        In January 2001, the Executive Compensation Committee adopted an executive bonus plan. The Executive Compensation Committee reviews bonuses recommended by the Chief Executive Officer for executive officers other than the Chief Executive Officer. The Executive Compensation Committee’s philosophy is that a certain portion of executive officer compensation should be contingent upon the Company’s performance and an individual’s contribution to our success in meeting critical objectives. The Executive Compensation Committee sets the bonus potential of each executive officer on a case-by-case basis. Final decisions on bonuses for executives other than the Chief Executive Officer are made with the Chief Executive Officer’s involvement. For fiscal 2006, the Executive Compensation Committee determined bonuses would not be paid as we continued to focus on cost saving and profitability.

Stock Incentive Plan

        We provide incentive compensation to our executive officers and employees through the grant of stock options. The 2000 Stock Incentive Plan was adopted by the Board on September 7, 2000. The Executive Compensation Committee is responsible for administering our 2000 Stock Incentive Plan for executive officers, under which it grants options to purchase our Common Stock with an exercise price equal to the closing price of our common stock on the date of grant. The Executive Compensation Committee believes that stock ownership by our executive officers aligns their interests with those of our stockholders and provides its executive officers with substantial motivation to manage the Company well. Accordingly, a considerable portion of our executive officers’ compensation consists of stock options. When determining the size of an option grant to an executive officer, the Executive Compensation Committee, after consulting with the Chief Executive Officer, considers the executive officer’s and the Company’s performance, the executive officer’s level and responsibilities within the Company, the executive officer’s base salary and the size of option grants to executive officers in similar positions throughout the industry. Each executive office is initially provided with an option grant when they join our Company based upon their position with us. These initial grants generally vest over four years and no shares vest before the one year anniversary of the option grant.

        The option grant to the Chief Executive Officer is determined using the same criteria as for the other executive officers. In November 2006, the Executive Compensation Committee granted Mr. Chang an option, exercisable at the fair market value on the date of grant, to purchase 280,000 shares of the Company’s Common Stock. In determining the size of Mr. Chang’s grant, the Executive Compensation Committee considered the total compensation packages, including salary, bonus and option grants, given to other chief executive officers in the Company’s industry. The option was vested in full at the time of grant, but are subject to resale restrictions.

        The Non-Executive Compensation Committee develops and monitors compensation arrangements and grants option awards for employees who are not executive officers.

        We do not coordinate the timing of equity award grants with the release of financial results or other material announcements.

        In December 2005, the Board of Directors approved accelerating the vesting of all then unvested stock options awarded to employees at the director level and above, including executive officers. The unvested options to purchase up to approximately 1.9 million additional shares became immediately exercisable as a result of the vesting acceleration. The purpose of the accelerated vesting was to enable the Company to avoid recognizing in its statement of operations non-cash compensation expense associated with these options in future periods, upon the expected implementation of FASB Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” in January 2006. As a result of the acceleration, we expect to avoid recognition of up to approximately $1.5 million of compensation expense over the course of the original vesting periods. Approximately $402,000 of such compensation expense was avoided in 2006.

        Restrictions have been imposed upon the sale of any shares obtained through the exercise of accelerated options, which restrictions prevent the sale of any shares received from the exercise of an accelerated option prior to the original vesting date of the option. This restriction does not affect the fair value of the options at the grant date.

        In November 2006, grants were made to the executive officers by the Executive Compensation Committee as described in the Summary Compensation Table. These option grants were fully vested on the grant date and are subject to restrictions that prevent the sale of any shares received from the exercise of these options until the applicable restriction lapse.

Compensation Committee Report

        The following report of the Compensation Committee does not constitute solicitation material, and shall not be deemed filed or incorporated by reference into any other filing by Alliance Fiber Optic Products, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934.

        The Executive Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with the Company’s management. Based on its review and those discussions, the Executive Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in this proxy statement.

Compensation Committee

Ray Sun, Chairman
Richard Black
James C. Yeh

2006 Summary Compensation Table

        The following table sets forth the cash amounts and the value of other compensation paid to our Chief Executive Officer, our Acting Chief Financial Officer and our two other executive officers for the year ended December 31, 2006.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)

Peter C. Chang Chief Executive Officer and President	2006	200,000	--	1,450	201,450

David A. Hubbard Vice President, Sales and Marketing	2006	150,000	--	1,450	151,450

Wei-shin Tsay Senior Vice President, Product Development	2006	150,000	--	2,290	152,290

Anita K. Ho Acting Chief Financial Officer and Corporate Controller	2006	130,000	--	2,663	132,663

(1)	Options were granted in November 2006 at the market price on the date of grant and were fully vested at the date of grant. As a result, no charge was incurred in 2006 under FAS123R.

(2)	All Other Compensation consisted of Company contributions to the 401(k) of each individual and the value of insurance premiums paid by the Company.

2006 Grants of Plan-Based Awards

        The following table lists grants of plan-based awards made to our named executive officers in 2006.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise Or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)

Peter C. Chang	11/27/06	280,000	2.02	565,600
David A. Hubbard	11/27/06	100,000	2.02	202,000
Wei-shin Tsay	11/27/06	120,000	2.02	242,000
Anita K. Ho	11/27/06	40,000	2.02	80,800

        The option exercise price is equal to the closing price of our common stock on the date of grant. The above option grants were fully vested on the grant date but are subject to resale restrictions. These restrictions will prevent the sale of any shares received from the exercise of these options and lapse as to 25% of the underlying shares on each anniversary of the date of grant. The resale restrictions lapse in full in the event of a charge of control.

Outstanding Equity Awards at Fiscal Year-End 2006

Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(1)	Option Expiration Date

Peter C. Chang	300,000		--	0.86	12/24/11
	320,000	(3)	--	1.56	12/29/13
	300,000	(3)	--	0.96	12/02/14
	300,000	(3)	--	0.90	11/07/15
	280,000	(2)	--	2.02	11/27/16

David A. Hubbard	100,000		--	0.20	08/06/09
	90,000		--	0.86	12/24/11
	100,000	(3)	--	1.56	12/29/13
	100,000	(3)	--	0.96	12/02/14
	100,000	(3)	--	0.90	11/07/15
	100,000	(2)	--	2.02	11/27/16

Wei-shin Tsay	100,000		--	0.86	10/24/11
	100,000	(3)	--	1.56	12/29/13
	300,000	(3)	--	0.91	11/12/14
	160,000	(3)	--	0.90	11/07/15
	120,000	(2)	--	2.02	11/27/16

Anita K. Ho	30,000		--	4.50	10/01/10
	16,000		--	0.86	12/31/11
	45,000		--	0.70	07/01/11
	40,000	(3)	--	0.76	07/01/13
	40,000	(3)	--	0.96	12/02/14
	80,000	(3)	--	0.90	11/07/15
	40,000	(2)	--	2.02	11/27/16

(1)	The option exercise price is equal to the fair market value on the date of grant.

(2)	Subject to resale restrictions as described above.

(3)

In December 2005, the Board of Directors of the Company approved accelerating the vesting of these stock options. These options are subject to resale restrictions that prevent the sale of any shares received from the exercise of these options and lapse as to 25% of the underlying shares on each anniversary of the date of grant.  The resale restrictions lapse in full in the event of a charge of control.

        All of the options in the above table have a term of ten years, subject to earlier termination in certain events related to termination of employment.

        There were no options exercised by our executive officers in 2006.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee operates under a written charter adopted by the Board of Directors on September 7, 2000, adopted by the Audit Committee on January 30, 2001 and amended again by the Board of Directors on October 24, 2005. A copy of the charter was attached as Appendix B to the Company’s proxy statement for the 2006 Annual Meeting of Stockholders. All members of the Audit Committee meet the independence standards established by The NASDAQ Stock Market.

        The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors and is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee reviewed and discussed the audited financial statements contained in the 2006 Annual Report on Form 10-K with the Company’s management and its independent registered public accountants. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent registered public accountants are responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally acceptable in the United States.

        The Audit Committee met privately with the independent registered public accountants, and discussed issues deemed significant by them, including those required by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards), as amended. In addition, the Audit Committee discussed with the independent registered public accountants their independence from the Company and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with the Audit Committees).

        In reliance on the reviews and discussions outlined above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Audit Committee has appointed Stonefield Josephson, Inc. to serve as Alliance Fiber Optic Product’s independent registered public accounting firm for the 2007 fiscal year.

Audit Committee

Richard Black, Chairman
Ray Sun
James C. Yeh

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        The Audit Committee has appointed the firm of Stonefield Josephson, Inc. as the Company’s independent registered public accountants for the fiscal year ending December 31, 2007. Stonefield Josephson, Inc. has audited the Company’s financial statements since April 2005. Representatives of Stonefield Josephson, Inc. are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions. Although stockholder ratification of the Company’s independent registered public accountants is not required by the Company’s Bylaws or otherwise, the Company is submitting the selection of Stonefield Josephson, Inc. to its stockholders for ratification to permit stockholders to participate in this important corporate decision.

Principal Accountant Fees and Services

        The following table presents fees for professional audit services rendered by Stonefield Josephson, Inc. and, for a portion of 2005, by PricewaterhouseCoopers LLP, or PWC, for the audit of our financial statements for 2006 and 2005. No fees were billed by either Stonefield Josephson, Inc. or PWC for other services rendered.

	Years Ended December 31,
	2006	2005
Audit Fees	$230,924	$331,703
Audit-Related Fees	--	--
Tax Fees	--	--
All Other Fees	--	--
Total	$230,924	$331,703

Pre-Approval Policies and Procedures

        It is the Company’s policy that all audit and non-audit services to be performed by the Company’s registered public accountants be approved in advance by the Audit Committee. The Audit Committee approved all audit fees incurred in the year ended December 31, 2006.

Required Vote

        Ratification will require the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. In the event ratification is not obtained, the Audit Committee will review its future selection of the Company’s independent registered public accountants but will not be required to select different independent registered public accountants for the Company.

        The Board of Directors recommends a vote “FOR” ratification of Stonefield Josephson, Inc. as the Company’s independent registered public accountants.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

        Proposals of stockholders of the Company that are intended to be presented at the Company’s 2008 Annual Meeting must be received by the Secretary of the Company no later than December 9, 2007 in order that they may be included in the Company’s proxy statement and form of proxy relating to that meeting.

        A stockholder proposal not included in the Company’s proxy statement for the 2008 Annual Meeting will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to the Secretary of the Company at the principal executive offices of the Company and otherwise complies with the provisions of the Company’s Bylaws. To be timely, the Bylaws provide that the Company must have received the stockholder’s notice not less than 60 days nor more than 90 days prior to the scheduled date of the meeting. However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 75 days prior to the meeting date, the Company must receive the stockholder’s notice by the earlier of (i) the close of business on the 15th day after the earlier of the day the Company mailed notice of the annual meeting date or provided public disclosure of the meeting date and (ii) two days prior to the scheduled date of the annual meeting.

PAYMENT OF COSTS

        The expense of printing, mailing proxy materials and solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by directors, officers and other employees of the Company by personal interview, telephone or facsimile. No additional compensation will be paid to such persons for such solicitation. The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under the securities laws of the United States, the Company’s directors, executive officers and any persons holding more than 10% of the Company’s Common Stock are required to report their initial ownership of the Company’s Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to identify in this Proxy Statement those persons who failed to timely file these reports. To the Company’s knowledge, based solely on a review of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were complied with, except that one late Form 4 was filed by each of Mr. Chang, Mr. Hubbard, Mr. Tsay, and Ms. Ho on January 12, 2007 to report stock options granted on November 27, 2006 and one late Form 4 was filed by each of Mr. Tsay and Ms. Ho on May 5, 2006 to report employee stock purchase on May 1, 2006.

OTHER MATTERS

        The Company knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

        Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy promptly.

By Order of the Board of Directors /s/Peter C. Chang Peter C. Chang Secretary

April 20, 2007

The Company’s 2006 Annual Report on Form 10-K has been mailed with this Proxy Statement. The Company will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Any such request should be addressed to the Company at 275 Gibraltar Drive, Sunnyvale, California 94089, Attention: Investor Relations Department. The request must include a representation by the stockholder that as of March 23, 2007, the stockholder was entitled to vote at the Annual Meeting.